FOR IMMEDIATE RELEASE                                FOR FURTHER INFORMATION
July 19, 2006                                        Brendan J. McGill
                                                     Senior Vice President & CFO
                                                     (215-256-8828)

SUMMARY: Harleysville Savings Financial Corporation Announces Declaration of Regular Cash Dividend and Third Quarter Earnings for Fiscal Year 2006

         Harleysville, PA., July 19, 2006 - Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company's board of directors declared a regular quarterly cash dividend of $.16 per share on the Company's common stock. This represents an increase of 6.7% over the cash dividend paid during the same quarter last year. This is the 76th consecutive quarter that the Company has paid a cash dividend to its stockholders. The cash dividend will be payable on August 23, 2006 to stockholders of record on August 9, 2006.

         Net income for the third quarter of fiscal year 2006 amounted to $1,100,000 or $.28 per diluted share compared to $1,244,000 or $.32 per diluted share for the same quarter a year ago. Net income for the nine months ended June 30, 2006 amounted to $3,342,000 or $.85 per diluted share compared to $3,742,000 or $.95 per diluted share for the same nine-month period a year ago.

         While the recent quarter continued to reflect the impact of a flat yield curve on our earnings, President Ron Geib, remains optimistic about the future. "Our sixth branch opened in June and we are off to a strong start serving the Upper Providence community. In addition, we introduced our Priority Business Banking program during the quarter, which offers a complete range of full-service business checking, savings products and commercial loans."

         Total interest income was $9.9 million for the three-month period ended June 30, 2006 compared to $9.2 million for the comparable period in 2005. For the nine month period ended June 30, 2006, total interest income was $29.0 million compared to $26.6 million for the comparable period in 2005. The increase is primarily the result of the increased average yield for the interest-earning assets to 5.33% and 5.20% for the three and nine-month period ended June 30, 2006, respectively, from 5.00% and 4.95% for the comparable periods in 2005. The increase is also attributed to an increase in the average balance of interest earning assets to $744.6 million and $743.8 million for the three and nine-month period ended June 30, 2006, respectively, from $733.2 million and $716.9 million for the comparable periods in 2005.

         Total interest expense increased to $6.6 million for the three-month period ended June 30, 2006 from $5.9 million for the comparable period in 2005. For the nine-month period ended June 30, 2006, total interest expense increased to $19.4 million from $16.7 million for the comparable period in 2005. These increases occurred primarily as a result of a increase in the average rate paid on interest-bearing liabilities to 3.75% and 3.67% for the three and nine-month periods ended June 30, 2006, respectively, from 3.37% and 3.27% for the comparable period ended June 30, 2005. The increase is also attributed to an increase in the average balance of interest bearing liabilities to $706.4 million and $705.7 million for the three and nine-month period ended June 30, 2006, respectively, from $695.0 million and $680.6 million for the comparable periods in 2005.

         Non-interest income decreased to $340,000 for the three-month period ended June 30, 2006 from $379,000 for the comparable period in 2005. For the nine-month period ended June 30, 2006, non-interest income decreased to $944,000 from $1.1 million for the comparable period in 2005. The three-month and the nine-month decrease are due to lower gains from the sale of investments and loans available for sale.

         During the quarter ended June 30, 2006, non-interest expenses increased by $139,000 or 6.9% to $2.2 million when compared to the same period in 2005. For the nine-month period ended June 30, 2006, non-interest expenses increased by $172,000 or 2.9% compared to the comparable period in 2005. Management believes these are normal increases in the cost of operations after considering the effects of inflation and the impact of the 2.6% growth in the assets of the Company when compared to the same periods in 2005. The annualized ratio of expenses to average assets for the three and nine month periods ended June 30, 2006 was 1.12% and 1.07%, respectively.

         The Company's assets increased to $775.2 million compared to $755.5 million a year ago. Stockholders' book value increased to $12.50 per share from $12.03 a year ago.

         As of June 30, 2006, the Company had no non-performing assets or 90-day delinquent loans and its efficiency ratio for the quarter was 59.51%, both outstanding performance ratios in the industry.

         Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank, headquartered in Harleysville, PA. Harleysville is located in Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

         This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.


Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of June 30, 2006
(Dollars in thousands except per share data)
((1)Unaudited)                                 -----------------------   -----------------------
                                                  Nine Months Ended:       Three Months Ended:
                                               -----------------------   -----------------------
                                                 June 30,    June 30,     June 30,     June 30,
Selected Consolidated Earnings Data              2006(1)      2005(1)      2006(1)      2005(1)
--------------------------------------------   ----------   ----------   ----------   ----------
Total interest income                              29,028   $   26,594        9,923   $    9,167
Total interest expense                             19,413       16,710        6,621        5,856
                                               ----------   ----------   ----------   ----------

Net Interest Income                                 9,615        9,884        3,302        3,311
                                               ----------   ----------   ----------   ----------
Provision for loan losses
                                               ----------   ----------   ----------   ----------
Net Interest Income after Provision for Loan
Losses                                              9,615        9,884        3,302        3,311
                                               ----------   ----------   ----------   ----------

Gain on sales of investments                           27           88           18           24
Gain on sales of loans                                 17           17
Non-interest income                                   917        1,029          322          338
Total non-interest expenses                         6,161        5,989        2,156        2,017
                                               ----------   ----------   ----------   ----------

Income before Income Taxes                          4,398        5,029        1,486        1,673
Income tax expense                                  1,056        1,287          386          429
                                               ----------   ----------   ----------   ----------

Net Income                                     $    3,342   $    3,742   $    1,100   $    1,244
                                               ==========   ==========   ==========   ==========

Per Common Share Data
--------------------------------------------
Basic earnings                                 $     0.86   $     0.97   $     0.29   $     0.32
Diluted earnings                               $     0.85   $     0.95   $     0.28   $     0.32
Dividends                                      $     0.48   $     0.43   $     0.16   $     0.15
Book value                                     $    12.50   $    12.03   $    12.50   $    12.03
Shares outstanding                              3,840,158    3,896,099   3,3,840,158   3,896,099
Average shares outstanding - basic              3,882,257    3,890,153   3,3,850,573   3,890,153
Average shares outstanding - diluted            3,913,936    3,936,829   3,3,884,553   3,936,829


Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of June 30, 2006
(Dollars in thousands except per share data)
((1)Unaudited)                                 -----------------------   -----------------------
                                                  Nine Months Ended:       Three Months Ended:
                                               -----------------------   -----------------------
                                                 June 30,    June 30,     June 30,     June 30,
Other Selected Consolidated Data                  2006(1)      2005(1)      2006(1)      2005(1)
--------------------------------------------   ----------   ----------   ----------   ----------
Return on average assets                             0.58%        0.67%        0.57%        0.66%
Return on average equity                             9.30%       11.00%        9.20%       10.78%
Interest rate spread                                 1.54%        1.68%        1.58%        1.63%
Net yield on interest earning assets                 1.72%        1.84%        1.77%        1.81%
Operating expenses to average assets                 1.07%        1.08%        1.12%        1.07%
Efficiency ratio                                    58.49%       54.88%       59.51%       55.27%
Ratio of non-performing loans to total
  assets at end of period                            0.00%        0.04%        0.00%        0.04%
Loan loss reserve to total loans, net                0.52%        0.55%        0.52%        0.55%

                                              ---------------------------------------------------------------
                                               June 30,       Mar 31,     Dec 31,      Sept 30,     June 30,
Selected Consolidated Financial Data            2006(1)       2001(1)     2005(1)       2005(1)      2005(1)
-------------------------------------------   ---------------------------------------------------------------
Total assets                                  $ 775,181     $ 769,924   $ 766,644     $ 766,990    $ 755,509
Loans receivable - net                          378,792       370,258     365,811       366,007      357,212
Loan loss reserve                                 1,955         1,960       1,967         1,968        1,971
Cash & investment securities                    124,779       118,986     111,107        98,135       92,351
Mortgage-backed securities                      230,430       241,633     252,545       265,009      268,106
FHLB stock                                       15,265        14,583      14,673        16,036       16,004
Deposits                                        433,684       431,866     429,513       418,980      412,667
FHLB advances                                   286,242       284,891     283,791       297,268      289,308
Total stockholders' equity                       48,014        47,955      48,185        47,576       46,857
